Exhibit 99.3

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in Amendment No. 1 to the Registration Statement of Illumina, Inc. on Form S-4 (No. 333-250941, the “Registration Statement”) and in the Consent Solicitation Statement/Prospectus of GRAIL, Inc., which is part of the Registration Statement, of our opinion dated September 20, 2020, appearing as Annex F to the Registration Statement, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of Financial Advisor to the GRAIL Board,” “Summary—GRAIL’s Reasons for the Transaction; Recommendation of the GRAIL Board,” “The Transaction—Background of the Transaction,” “The Transaction—GRAIL’s Reasons for the Transaction; Recommendation of the GRAIL Board,” “The Transaction—Opinion of Financial Advisor to the GRAIL Board”and “The Transaction—GRAIL Unaudited Forecasted Financial Information. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules or regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Ari Terry
Name:	Ari Terry
Title:	Managing Director

New York, New York

February 5, 2021